UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BAY VIEW CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE __, 2004

To the Stockholders of BAY VIEW CAPITAL CORPORATION:

     A special meeting of stockholders (“you” refers to stockholders) of Bay View Capital Corporation (“we,” “us,” “our” or the “Company”) will be held at 10:00 a.m., local time, on                    , June      , 2004, at our main offices, which are located at 1840 Gateway Drive, San Mateo, California 94404 for the following purposes:

1.	To consider and act upon a proposal to approve and adopt an amendment of our restated certificate of incorporation to effect a 1-for-10 reverse stock split of our issued and outstanding shares of common stock; and

2.	To transact such other business as may properly come before the special meeting or any adjournment, postponement or continuation thereof.

     Our board of directors has fixed the close of business on May      , 2004 as the record date for the determination of the stockholders entitled to notice of and to vote at the special meeting.

     You are requested to complete, sign, date and return the enclosed form of proxy, whether or not you expect to attend the special meeting in person. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Joseph J. Catalano,
Secretary

May      , 2004
San Mateo, California

Page
Questions and Answers about the Proposal and Our Special Meeting
Information Concerning Our Special Meeting
Date, Time and Place of Our Special Meeting
Record Date for Voting; Voting at Our Special Meeting; Quorum
Vote Required
Voting Your Shares by Proxy
Revoking Your Proxy
Householding of Annual Disclosure Documents
Solicitation of Proxies
Voting Shares Held In “Street Name”
Voting in Person
Proposal 1 - To Approve Amendment to Effect Reverse Stock Split
General
Purpose
Certain Risks Associated with the Reverse Stock Split; Forward-Looking Statements
Principal Effects of the Reverse Stock Split
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
Fractional Shares
Accounting Matters
Potential Anti-Takeover Effect
No Dissenters’ Rights
Federal Income Tax Consequences of the Reverse Stock Split
Vote Required; Recommendation of our Board of Directors
Beneficial Ownership of Common Stock
Other Proposals
Appendix A -Amendment to Restated Certificate of Incorporation of Bay View Capital Corporation	A-1

BAY VIEW CAPITAL CORPORATION

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT
THE PROPOSAL AND OUR SPECIAL MEETING

        In an effort to summarize the information contained in this proxy statement in a clear manner, we have decided to use a question and answer format. However, the following questions and answers are only intended to be a summary of the information contained elsewhere in this proxy statement. We encourage you to read the full text of this proxy statement, which describes the proposal in greater detail.

Q.    Why am I receiving this proxy statement?

A.    This proxy statement describes the proposal on which our board of directors would like you to vote at a special meeting of our stockholders, which will take place on June      , 2004. It also gives you information on this proposal so that you can make an informed decision. We intend to mail this proxy statement and accompanying proxy card on or about May      , 2004 to all stockholders entitled to vote at the special meeting.

Q.    Who can vote at the special meeting of stockholders?

A.    Our board of directors has established the close of business on May      , 2004 as the record date for determining holders of shares of our common stock entitled to vote at the special meeting. You will not be entitled to vote at the special meeting if you were not a stockholder of record as of the close of business on May      , 2004.

Q.    What is the proxy card?

A.    The proxy card enables you to appoint Charles G. Cooper, our President and Chief Executive Officer, and Robert B. Goldstein, the Chairman of our board of directors, as your representatives at the special meeting. By completing and returning the proxy card, you are authorizing Messrs. Cooper and Goldstein to vote your shares at the special meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, it is a good idea to complete and return your proxy card before the special meeting date just in case your plans change. If a proposal comes up for vote at the special meeting that is not on the proxy card, Messrs. Cooper and Goldstein will vote your shares, under your proxy, according to their judgment.

Q.    What am I voting on?

A.    You are being asked to authorize us to approve and adopt an amendment of our restated certificate of incorporation to effect a 1-for-10 reverse stock split of the issued and outstanding shares of our common stock. Our board of directors has unanimously adopted a resolution approving the proposal to amend our restated certificate of incorporation to effect the reverse stock split.

        We will also transact any other business that properly comes before the special meeting, although we do not anticipate any other business will come before the special meeting.

Q.    How does the board of directors recommend that I vote?

A.    Our board of directors unanimously recommends that the stockholders vote “for” the proposal.

Q.    What quorum of stockholders is required at the special meeting?

A.    The presence, in person or by proxy, of the holders of shares representing at least a majority of our outstanding common stock is required for a quorum for the transaction of business at the special meeting.

Q.    What vote of stockholders is required to approve the proposal to amend our restated certificate of incorporation to effect the reverse stock split?

A.    Under Delaware law, the proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Because the proposal must be approved by the holders of a majority of our outstanding common stock, compared to a majority of the shares of common stock present and voting at the special meeting, each share that is not voted in favor of a proposal will have the effect of a vote against that proposal.

Q.    What do I need to do now?

A.    You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting and vote in person.

Q.    If my shares are held in street name by my broker, will my broker vote my shares for me?

A.    If you are not a holder of record but you are a “beneficial holder,” meaning that your shares are registered in a name other than your own, such as a street name, you must either direct the financial institution who is the holder of record of your shares as to how you want your shares to be voted or obtain a proxy card from the financial institution so that you can vote yourself.

Q.    How do I vote in person?

A.    If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive at the special meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on May    , 2004. However, if you want to vote your shares held in street name, you must obtain a “legal proxy” from the holder of record and present it at the special meeting.

Q.    What does it mean if I receive more than one proxy card?

A.    You may have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q.    May I change my vote after I mail my signed proxy card?

A.    Yes. You may change your vote by following any of these procedures:

•	sending in a later dated and signed proxy card;

•	sending in a written revocation of your proxy before the special meeting; or

•	attending the special meeting and voting in person.

        Your attendance at the special meeting will not, by itself, revoke your proxy. You must also vote your shares in person at the special meeting.

        If your shares are held in “street name” and you wish to change your vote, you must follow the instructions received from your holder of record to change your vote. You should contact your holder of record directly for more information on its procedures.

Q.    What happens if I do not send in my proxy or if I abstain from voting?

A.    If you do not send in your proxy, or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the proposal because it will constitute fewer votes for approval of the proposal.

Q.    Is my vote kept confidential?

A.    Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Q.    Who can answer my questions?

A.    If you have additional questions about the reverse stock split, or would like additional copies of this proxy statement, please call Joseph J. Catalano, Senior Vice President, General Counsel and Secretary of the Company, at 650-312-6810.

Q.    Where can I obtain more information about the Company?

A.    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room. Our SEC filings are also available at our website at http://www.bayviewcapital.com.

INFORMATION CONCERNING OUR SPECIAL MEETING

Date, Time and Place of Our Special Meeting

        This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors from the holders of our common stock for the special meeting of our stockholders to be held at 10:00 a.m., local time, on                    , June      , 2004 at our main offices, which are located at 1840 Gateway Drive, San Mateo, California 94404 and at any adjournment, postponement or continuation of the special meeting. This proxy statement, the notice of special meeting and the accompanying form of proxy are first being mailed to stockholders on or about May      , 2004.

Record Date for Voting; Voting at Our Special Meeting; Quorum

        All holders of record of shares of our common stock at the close of business on May      , 2004 are entitled to notice of, and to vote at, the special meeting and any adjournment, postponement or continuation thereof.

        At the close of business on May      , 2004, we had                     shares of common stock outstanding. The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock is required to constitute a quorum for the transaction of business at the special meeting. Broker non-votes and shares as to which a stockholder abstains from voting will be included in determining whether a quorum is present at the special meeting. A broker non-vote occurs when brokers are prohibited from exercising discretionary authority in voting shares for beneficial holders who have not provided voting instructions.

Vote Required

        You are entitled to one vote for each share of our common stock that you held as of the close of business on the record date. The proposal to approve and adopt an amendment of our restated certificate of incorporation to effect the reverse stock split must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Under Delaware law, in determining whether the proposal to approve and adopt an amendment of our restated certificate of incorporation to effect the reverse stock split has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against approval of the proposal. Similarly, failure to return an executed proxy or to vote in person at the special meeting or voting to abstain will, in effect, constitute a vote against approval of the proposal.

Voting Your Shares by Proxy

        When you return your proxy card, you are giving your “proxy” to the individuals we have designated in the proxy to vote your shares as you direct at the special meeting. If you sign the proxy card but do not make a specific choice, these individuals will vote your shares for the proposal as recommended by our board of directors.

        Persons appointed by the chairman of the special meeting to act as inspectors of election for the special meeting will tabulate the votes of our stockholders. The inspectors of election will count all shares represented and entitled to vote on a proposal, whether voted for or against such proposal, or abstaining from voting, as present and entitled to vote on such proposal.

Revoking Your Proxy

        A proxy that is properly submitted to us may be revoked at any time before it is exercised. For a stockholder who is a “record holder” (meaning one whose shares are registered in his or her own name) to revoke a proxy, the stockholder may either:

        •    send another signed proxy card with a later date to the address indicated on the proxy card;

        •    send a letter revoking your proxy to the Company’s Secretary at the following address: 1840 Gateway Drive, San Mateo, California 94404; or

        •    attend the special meeting, notify us in writing that you are revoking your proxy and vote in person.

        A “beneficial holder” (meaning one whose shares are held of record in another name, for example in “street name”) must follow the procedures required by the record holder,

which is usually a brokerage firm or bank, to revoke a proxy. You should contact the record holder directly for more information on these procedures.

Householding of Annual Disclosure Documents

        In December 2000, the SEC adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder in your household will continue to receive a separate proxy card or voting instruction card.

        If your household receives a single set of disclosure documents and you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Or, if you share an address with another of our stockholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

        • If your shares are registered in your own name, please contact our transfer agent, Mellon Investor Services, and inform them of your request by either calling them at 1-800-522-6645 or writing to them at Overpeck Center, 85 Challenger Road, Ridgefield Park, NJ 07660.

        • If a broker or other nominee holds your shares of our common stock, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Solicitation of Proxies

        We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made on our behalf by our directors, officers and employees in person, by telephone or otherwise, but they will not be specially compensated for these services. We may retain a firm to assist us in the solicitation of proxies at a cost we anticipate will not exceed approximately $7,500. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of shares of common stock they hold of record.

Voting Shares Held in “Street Name”

        If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be able to vote them on the proposal regarding the reverse stock split. The broker not voting your shares will have the same effect as if your shares were voted against the amendment of our restated certificate of incorporation to effect the reverse stock split. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Please check the voting form used by your broker to see if you can give your proxy to your broker by telephone or the Internet.

Voting in Person

        Stockholders who attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on May      , 2004. However, if you want to vote your shares held in street name, you must obtain a “legal proxy” from the holder of record and present it at the special meeting.

PROPOSAL 1 — TO APPROVE AMENDMENT TO EFFECT REVERSE STOCK SPLIT

General

        Our board of directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval, a proposal to approve and adopt an amendment of Section 4 of our restated certificate of incorporation to effect a 1-for-10 reverse stock split of the issued and outstanding shares of our common stock. If approved by our stockholders, the reverse stock split would become effective on any date selected by our board of directors.

        Even if our stockholders approve the reverse stock split, we reserve the right not to effect the reverse stock split if our board of directors does not deem it to be in our best interests and our stockholders to effect the reverse stock split.

        The form of the proposed amendment to effect the reverse stock split, as more fully described below, will effect the reverse stock split but will not change the number of authorized shares of common stock or preferred stock, or the par value of our common stock or preferred stock.

        The text of this amendment to our restated certificate of incorporation relating to this proposal 1 is included in this proxy statement as Appendix A.

Purpose

        During the fourth quarter of 2003, our board of directors amended a previously approved Plan of Dissolution and Stockholder Liquidity to become a Plan of Partial Liquidation (the “Amended Plan”). Under the Amended Plan, we will complete the liquidation of the assets and satisfaction of the liabilities of Bay View Bank, N.A. (the “Bank”), our former subsidiary, remaining after the Bank’s September 30, 2003 dissolution, distribute the proceeds to our stockholders through a series of cash distributions, and continue to operate our wholly-owned automobile finance subsidiary, Bay View Acceptance Corporation, on an ongoing basis.

        Based upon our progress to date in the resolution of the remaining assets and liabilities from the Bank, we currently anticipate making additional cash distributions to you through a series of distributions beginning with a distribution of $0.25 per share in the second quarter of 2004 prior to the effectiveness of the reverse stock split. The timing and amount of distributions will vary depending on our ability to resolve the remaining assets and liabilities from the Bank as well as our board of director’s future decisions about Bay View Acceptance Corporation and how to maximize stockholder value.

        Our common stock is traded on the New York Stock Exchange under the stock symbol “BVC.” The closing price of our common stock on May      , 2004 was $      per share. We anticipate that the price of our common stock will be reduced following each of the previously described distributions.

        Our board of directors approved the proposal authorizing the reverse stock split for the following reasons:

                •    the anticipated resulting higher stock price will facilitate our continuing to meet one of the continued listing requirements of the New York Stock Exchange, which provides that a company can be delisted if its average closing stock price is below $1.00 over a consecutive 30 trading day period; and

                •    our board of directors believes a higher stock price may help generate greater investor interest in us.

        Our board of directors believes that the delisting of our common stock from the New York Stock Exchange would have a negative impact on the marketability of our common stock and our standing in the financial community. In addition, it would result in our no longer qualifying for certain exemptions from the registration requirements of most state securities laws. We anticipate that the increased share price expected to result from the reverse stock split will enable us to meet the minimum share price requirement for continued listing of our common stock on the New York Stock Exchange following currently anticipated distributions.

        In addition, our board of directors believes that the relatively low per share market price of our common stock may impair the acceptability of common stock to certain institutional investors and other members of the investing public. Theoretically, a low share price should not, by itself, affect the marketability of the stock, the type of investor who acquires it or the issuer’s reputation in the financial community. However, in practice this is not necessarily the case, as certain investors view a low-priced stock as unattractive or, as a matter of policy, lenders will not extend margin credit on stock trading at low prices, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Many brokerage houses are reluctant to recommend lower-priced stock to their clients or to hold it in their own portfolios.

        Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stock because of the time-consuming procedures that make the handling of low-priced stock unattractive to brokerage houses from an economic standpoint.

        Also, because the broker’s commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of our common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that are a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase our common stock at its current relatively low per share market price. On the other hand, if implemented, the reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

Certain Risks Associated with the Reverse Stock Split; Forward-Looking Statements

        There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of our common stock or that any increase in the per share price of our common stock will not be sustained.

        This proxy statement includes forward-looking statements, including statements regarding our intent to solicit approval of the reverse stock split, the timing of the reverse stock split and the potential benefits of the reverse stock split, including, but not limited to the expectation that the reverse stock split will result in a higher stock price, potential recognition of greater stockholder value, increased investor interest and an increase in both the marketability of our stock to potential new investors and the willingness and, in some cases, ability of large institutional investors to hold our shares. The words “believe,” “expect,” “anticipate,” “will,” “may” and similar phrases are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include, but are not limited to, risks relating to the volatility of our stock price, general market and economic conditions, the business of Bay View Acceptance Corporation, the nature of our stockholders and potential stockholders and unexpected delays in preparing, filing and mailing definitive proxy materials for the reverse stock split. We do not intend or assume any obligation to update these forward-looking statements. For more information regarding us and the risks applicable to our business, please review our filings with the SEC, including our periodic reports on Forms 10-K, 10-Q and 8-K. These documents are available without charge from the SEC’s website at http://www.sec.gov and on our website.

        We cannot predict whether the reverse stock split will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that:

                •    the market price per share of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split; and

                •    the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower price stocks.

        The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

        If the stockholders approve the proposal to authorize the reverse stock split and our board of directors decides to implement the reverse stock split, we will amend the existing provision of our restated certificate of incorporation relating to our authorized capital to add the following paragraph at the end thereof:

        “Effective as of 5:00 p.m., EDT, on                    , 2004 (the “Effective Time”), each ten shares of common stock issued and outstanding or (if any) held in treasury immediately prior to the Effective Time (“Old Common Stock”) shall be automatically reclassified and changed into one validly issued, fully paid and nonassessable share of common stock. Stockholders who, immediately prior to the Effective Time, are holders of record of a number of shares of Old Common Stock that is not evenly divisible by ten shall be entitled to receive from the Corporation in lieu of a fraction of a share of common stock an amount in cash determined by multiplying such fraction by the closing price of the common stock on the New York Stock Exchange on the day of the Effective Time. Each holder of record immediately prior to the Effective Time of shares of Old Common Stock shall at the Effective Time become the holder of record of the number of whole shares of common stock as shall result from this reclassification and change. Each such holder of record shall be entitled to receive, upon surrender at the office of the transfer agent of the Corporation of the certificate or certificates theretofore representing shares of Old Common Stock in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of whole shares of common stock of which such holder is the holder of record after giving effect to the provisions of this paragraph and any cash to which such holder is entitled in lieu of any fractional share of common stock.”

        The reverse stock split will be effected simultaneously for all our common stock and the exchange ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split would result in any of our stockholders owning a fractional share for which cash will be paid in lieu of issuing a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect our continuing to be subject to the periodic reporting requirements of the 1934 Act.

        Based on our records as of the May      , 2004 record date, after completion of the reverse stock split we will have approximately                     shares of authorized but unissued shares of common stock. These additional shares would be available from time to time for corporate purposes including raising additional capital, acquisitions of companies or assets, for strategic transactions, including a sale of all or a portion of us, and sales of stock or securities convertible into common stock. At present, we have no specific agreements or arrangements with respect to any exchange, merger, combination, acquisition or similar transaction that would require us to issue new shares of authorized but unissued common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

        If the amendment of our certificate of incorporation is approved by our stockholders, we will file a certificate of amendment with the Secretary of State of the State of Delaware if and at such time as our board of directors determines. The form of certificate of amendment is included as Appendix A to this proxy statement. Our board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. The reverse stock split will become effective on the split effective date. Beginning on the split effective date, each certificate representing old shares will be deemed for all corporate purposes to evidence ownership of new shares.

        As soon as practicable after the split effective date, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent, Mellon Investor Services, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of old shares will be asked to surrender to the exchange agent certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any old shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for new shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

        No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by the number of new shares for which each old share is to be exchanged, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock, as reported in the Wall Street Journal, on day of the split effective date. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

        The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to us, or who do not return their common stock certificate(s) and request payment therefore, generally will have a period of years (depending on applicable state law) from the effective date of the reverse stock split in which to claim the cash payment payable to them. If we do not have an address for the holder of record of the shares, then unclaimed cash out payments would be turned over to our state of incorporation, the state of Delaware, in accordance with its escheat laws.

Accounting Matters

        The reverse stock split will not affect total stockholders’ equity on our balance sheet except for the cash payments in exchange for fractional shares. However, because the par value of our common stock will remain unchanged on the split effective date, the components that make up total stockholders’ equity will change by offsetting amounts. The stated capital component for our common stock will be reduced to one-tenth (1/10) of its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

        Although the increased proportion of authorized shares available for issuance could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our board of directors and stockholders. Other than the reverse stock split proposal, our board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of us.

No Dissenters’ Rights

        Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

        The following description of the material federal income tax consequences of the reverse stock split is based on the Internal Revenue Code, as amended (the “Code”), applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed reverse stock split. This discussion is for general information only. It does not discuss the tax consequences that may apply to special classes of taxpayers or that may be relevant to you because of special circumstances (including, without limitation, certain financial institutions, insurance companies, partnerships, “S” corporations, non-resident aliens, brokers or dealers). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. This summary also assumes that your current shares were, and your new shares will be, held by you as a “capital asset,” as defined under the Code. We urge stockholders to consult their own tax advisors to determine the particular consequences to them.

        The reverse split is intended to qualify as a reorganization within the meaning of Section 368 of the Code. As such, you will not recognize any gain or loss on the reverse split except (as discussed below) to the extent that you receive cash, if any, in lieu of fractional shares in the post-reverse split shares. The aggregate tax basis in the post-reverse split shares you receive will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of your tax basis allocated to fractional shares). The holding period of the post-reverse split shares you receive will include your holding period of the pre-reverse split shares exchanged therefor.

        If you receive cash in lieu of a fractional share, you will recognize capital gain or loss equal to the difference between the cash payment you receive and your tax basis in the fractional share. Your tax basis in the fractional share will be equal to your tax basis in the shares you tendered that were not exchanged for post-reverse split shares. The gain or loss will be long-term capital gain or loss if you have held your pre-reverse split shares for more than one year at the time of the exchange. The maximum federal income tax rate applicable to long term capital gains is 15% for individuals, certain trusts and estates. It is assumed for this purpose that cash will be paid in lieu of fractional shares only as a mechanical rounding off of fractions resulting from the exchange rather than separately bargained-for consideration. It is also assumed that the reverse stock split is not being undertaken to increase any stockholder’s proportionate interest.

        We will not recognize any gain or loss as a result of the reverse stock split.

Vote Required; Recommendation of our Board of Directors

        The affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote on this proposal will be required for approval and adoption of the amendment of our certificate of incorporation.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-10 REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth, as of May 10, 2004, the amount and percentage of our common stock beneficially owned by (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each director, (iii) each executive officer who was named in the summary compensation table set forth in our proxy statement for our 2004 annual meeting of stockholders and (iv) all of our directors and executive officers as a group.

	Shares of
	Common Stock
	Beneficially Owned
	Number
Name of Beneficial Owner or Identity of Group	of Shares	Percent
More than 5% Stockholders
First Manhattan Co. (1) 437 Madison Avenue New York, NY 10022	6,304,019	9.6%
Dimensional Fund Advisors (2) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	4,083,492	6.2%
Carlson Capital, L.P.(3) 2100 McKinney Avenue Suite 1600 Dallas, TX 75201	3,745,300	5.7%

	Number
	of Shares
Directors (4):	(5)(6)(7)	Percent (8)
Charles G. Cooper	150,200	*
Roger K. Easley	146,768	*
Thomas M. Foster	94,604	*
Robert B. Goldstein	1,562,415	2.4%
Joel E. Hyman	28,925	*
John W. Rose	277,288	*
Executive Officers (4)(9):
James A. Badame (10)	64,056	*
Joseph J. Catalano	21,654	*

	Number
	of Shares
Directors (4):	(5)(6)(7)	Percent (8)
John K. Okubo	72,405	*
Sossy Soukiassian	71,939	*
All directors and executive officers as a group (10 persons)(11)	2,490,254	3.8%

(1)	As reported by First Manhattan Co., an investment advisor, in a Schedule 13G dated February 12, 2004 filed with the SEC. Such party reported sole voting power as to 2,492,000 shares and shared voting power as to 3,217,919 shares. Such party also reported sole power to dispose or direct the disposition of 2,492,000 shares and shared power to dispose or direct the disposition of 3,812,019 shares. First Manhattan Co. disclaimed beneficial ownership of 10,400 shares owned by family members of its senior managing directors.

(2)	As reported by Dimensional Fund Advisors, an investment advisor and institutional investment manager, in a Schedule 13G dated February 6, 2004 filed with the SEC. Such party reported sole voting power and sole power to dispose or direct the disposition of all of such shares. Dimensional Fund Advisors disclaimed beneficial ownership of all of such shares, which were reported to be owned by its advisory clients.

(3)	As reported by a joint filing of Carlson Capital, L.P. an investment advisor, Asgard Investment Corp., the general partner of Carlson Capital, L.P., and Clint D. Carlson, President of Asgard Investment Corp., in a Schedule 13G dated February 17, 2004 filed with the SEC. Such parties reported sole voting power and sole power to dispose or direct the disposition of all such shares.

(4)	Based upon information furnished to us by each individual named. This table includes shares held directly, in retirement accounts, by certain members of directors’ and executive officers’ families or by trusts of which the director or executive officer is a trustee or substantial beneficiary, as well as shares issuable upon exercise of warrants issued in 2001, with respect to which shares the director or executive officer may be deemed to have sole or shared voting or dispositive power.

(5)	Includes for Directors Easley and Foster, respectively, 46,000 and 46,000 shares that are subject to stock options exercisable prior to July 9, 2004, granted under our Amended and Restated 1989 Non-Employee Director Stock Option Plan (the “1989 Plan”), our 1998 Non-Employee Director Stock Option and Incentive Plan (the “1998-D Plan”) and our 2001 Non-Employee Director Stock Option Plan (the “2001 Director Plan”).

(6)	Includes for Directors Easley and Foster and all directors as a group, respectively, 27,220, 17,858 and 45,078 shares representing deferred director fees credited as of December 31, 2002 to the respective Stock Account of such director established under our Stock in Lieu of Cash Compensation Plan for Non-Employee Directors, as amended (the “Stock in Lieu of Cash Plan”).

(7)	Includes for Messrs. Cooper, Badame, Catalano, Okubo and Ms. Soukiassian, and all directors and executive officers as a group, respectively, 0, 62,500, 18,000, 20,500, 12,000 and 205,000 shares that are subject to options exercisable prior to July 9, 2004, granted under one or more of our 2001 Equity Incentive Plan (the “2001 Plan”), Amended and Restated 1995 Stock Option and Incentive Plan (the “1995 Plan”), Amended and Restated 1986 Stock Option and Incentive Plan (the “1986 Plan”), 1998-2000 Performance Stock Plan (the “Performance Plan”), the 2001 Director Plan, the 1998-D Plan and the 1989 Plan.

(8)	An asterisk indicates less than 1%.

(9)	Excludes Mr. Cooper, who is also a director.

(10)	Mr. Badame resigned as President of Bay View Acceptance Corporation effective March 19, 2004.

(11)	Includes Mr. Badame.

OTHER PROPOSALS

     Our board of directors does not know of any matters to be presented for consideration at the special meeting other than the matters described in the notice of special meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

By Order of the Board of Directors,

Charles G. Cooper,
President and Chief Executive Officer

May      , 2004

Appendix A

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
BAY VIEW CAPITAL CORPORATION

        It is hereby certified that:

1.    The name of the corporation (hereinafter called the “Corporation”) is Bay View Capital Corporation.

2.    The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by amending Section 4 to read in its entirety as follows:

        Section 4. Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue is 87,000,000, of which 80,000,000 shall be common stock, par value $0.01 per share, and of which 7,000,000 shall be serial preferred stock, par value $0.01 per share, with rights and preferences to be determined by the board of directors upon issuance.

        Effective as of 5:00 p.m., EDT, on                    , 2004 (the “Effective Time”), each ten shares of common stock issued and outstanding or (if any) held in treasury immediately prior to the Effective Time (“Old Common Stock”) shall be automatically reclassified and changed into one validly issued, fully paid and nonassessable share of common stock. Stockholders who, immediately prior to the Effective Time, are holders of record of a number of shares of Old Common Stock that is not evenly divisible by ten shall be entitled to receive from the Corporation in lieu of a fraction of a share of common stock an amount in cash determined by multiplying such fraction by the closing price of the common stock on the New York Stock Exchange on the day of the Effective Time. Each holder of record immediately prior to the Effective Time of shares of Old Common Stock shall at the Effective Time become the holder of record of the number of whole shares of common stock as shall result from this reclassification and change. Each such holder of record shall be entitled to receive, upon surrender at the office of the transfer agent of the Corporation of the certificate or certificates theretofore representing shares of Old Common Stock in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of whole shares of common stock of which such holder is the holder of record after giving effect to the provisions of this paragraph and any cash to which such holder is entitled in lieu of any fractional share of common stock.

3.    The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.    This Certificate of Amendment shall become effective at 5:00 p.m., EDT, on                    , 2004.

        IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Charles G. Cooper, its President, and Joseph J. Catalano, its Secretary, this       day of                    , 2004.

Attest:	BAY VIEW CAPITAL CORPORATION

By:

Joseph J. Catalano, Secretary		Charles G. Cooper, President

A-1

Bay View Capital Corporation

PRELIMINARY PROXY
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE __, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby constitutes and appoints Charles G. Cooper and Robert B. Goldstein, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Bay View Capital Corporation (the “Company”) that the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the offices of the Company located at 1840 Gateway Drive, San Mateo, California 94404, on                    , June      , 2004 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof, as follows:

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

You can now access your Bay View account online.

Access your Bay View Capital Corporation shareholder/stockholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC, Transfer Agent for Bay View Capital Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED,
THE SHARES REPRESENTED BY THIS PROXY WILL BE
VOTED “FOR” PROPOSAL NO. 1.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
1.	PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-10 REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK.	☐	☐	☐

2.	In their discretion, the proxy holders, on behalf of and at the discretion of the Board of Directors of the Company, are authorized to vote with respect to matters incident to the conduct of the Special Meeting and upon such other business as may properly come before the Special Meeting, pursuant to Securities and Exchange Commission rules and regulations, and any adjournment, postponement or continuation thereof.

Signature	Signature	Date

This proxy should be dated, signed by the stockholder(s) and returned promptly to the Company in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

▲ Detach here from proxy voting card ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/bvc		Telephone 1-800-435-6710		Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.bayviewcapital.com